Exhibit (D)(4)

April 8, 2024

JT International Holding B.V.

Bella Donna 4

1181 RM Amstelveen

The Netherlands

Ladies and Gentlemen:

You have requested information from Vector Group Ltd. (together with its controlled affiliates, and including any successor thereto, the “Company” or “us”) in connection with your consideration of a possible mutually agreed transaction between us (a “Transaction”). The Company is willing to furnish or otherwise make available such information to you as it so determines in consideration of the covenants set forth in this letter agreement (this

“Agreement”).

1.             Confidentiality.

(a)           You agree to keep confidential and to use only for the purpose of evaluating, negotiating and obtaining debt financing for a Transaction all information that the Company or any of its Representatives (as hereinafter defined) furnishes or otherwise makes available to you or your Representatives, including any technical, scientific or other proprietary information of the Company with which you or your Representatives may come into contact in the course of your investigation, on or after April 3, 2024, and whether oral, written or electronic, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon or generated from such information (collectively, the “Evaluation Material”); provided, however, that you may disclose Evaluation Material (i) to those of your affiliates and your and such affiliates’ respective officers, directors, employees, accountants, counsel, financial advisors, debt financing sources (as provided below) and consultants (such persons in their capacity as such being generally referred to herein as “Representatives”), in each case, who need to know such information for the purpose of assisting you in your evaluation and pursuit of a Transaction so long as you cause your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that (x) you will be responsible for any breach of the terms of this Agreement by any of your Representatives and (y) unless otherwise agreed by the Company in writing, only those debt financing sources set forth on Schedule I hereto shall be permitted to be, and treated as, Representatives hereunder), (ii) to the extent that the Company so consents in writing and (iii) as provided in Section 1(d). Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) is or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such other source is not known by you after reasonable inquiry to be bound by a confidentiality obligation to the Company or is otherwise prohibited from disclosing the information to you, (B) is or becomes generally available to the public (other than as a result of a breach by you or your Representatives of this Agreement) or (C) is independently developed by you without use of any Evaluation Material. Nothing herein, and no disclosure pursuant hereto, is intended to vest in you any intellectual property rights whatsoever.

(b)          You agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, disclose to any other person other than your Representatives, (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof, but not including any Evaluation Material, (ii) the existence or the terms of this Agreement or (iii) that you or your Representatives have received or produced any Evaluation Material (items (i), (ii) and (iii), collectively, “Transaction Information”); provided, however, that you may disclose Transaction Information to the extent required by, and pursuant to, Section 1(d); provided, further, that the requirement to make such disclosure does not arise from your breach of this Agreement. The Company agrees that, prior to entering into a Transaction, neither it nor any of its Representatives will, without your prior written consent, directly or indirectly, disclose to any other person other than its Representatives, any Transaction Information to the extent that such information discloses the identity of you or your affiliates and your evaluation of a Transaction; provided, however, that the Company may disclose such Transaction Information to the extent required by Applicable Law and Legal Process (as hereinafter defined).

(c)           It is understood that all requests by you and your Representatives for information, facility tours or management meetings and discussions or questions regarding procedures, will be submitted or directed to Ronald J. Bernstein, Non-Executive Chairman of Liggett Vector Brands and Director of and Senior Advisor to the Company, J. Bryant Kirkland, Senior Vice President, Treasurer & Chief Financial Officer of the Company, Marc N. Bell, Senior Vice President & General Counsel of the Company and such other persons as the Company may notify you in writing from time to time. You also agree that, without the prior express written consent of the Company, you will not (and you will cause your Representatives not to) initiate or maintain contact (except for those contacts, if any, made in the ordinary course of business and wholly unrelated to a Transaction) with any supplier, distributor, customer, officer, director, employee, agent or representative of the Company regarding a Transaction, participation in a Transaction or the Company’s business, operations, prospects or finances.

(d)           In the event that you or any of your Representatives are required to disclose any Transaction Information or Evaluation Material under applicable law, rule or regulation, or in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) (collectively, “Applicable Law and Legal Process”), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Transaction Information or Evaluation Material you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above or to otherwise limit such disclosure. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required as advised by counsel in writing to disclose Transaction Information or Evaluation Material, you will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Transaction Information or Evaluation Material that you are so required to disclose, and thereafter you may disclose such information without liability hereunder.

(e)           Upon the request of the Company, you will (and you will cause your Representatives to) promptly, at your election, deliver to the Company or destroy all copies of the Evaluation Material without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, server, data storage network, software, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) your legal department and/or outside counsel may each keep one copy of the Evaluation Material (in electronic or paper form) and, with respect to your Representatives who are accounting firms, such firms may keep one copy of the Evaluation Material if required by bona fide policies and procedures implemented by such accounting firms in order to comply with Applicable Law and Legal Process, professional standards or reasonable business practice and (ii) you and your Representatives may retain Evaluation Material to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged by using commercially reasonable efforts. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e). You also agree to notify us promptly upon your determination to cease to consider a Transaction.

2.             No Other Discussions or Arrangements. You represent that, other than as disclosed to the Company in writing, none of (a) you, (b) any of your affiliates or (c) any of your other Representatives that (i) is an officer, director or employee of you or your affiliates or (ii) is taking such action at your or your affiliates’ direction has entered into, directly or indirectly, any agreement, arrangement or understanding, or any discussions that might lead to an agreement, arrangement or understanding, with any person (other than with any of your Representatives) with respect to a Transaction or possible transaction involving any assets or securities of the Company, other than securities in de minimis amounts, (an “Acquisition Transaction”) or that would reasonably be likely to otherwise materially affect such third party’s decisions or actions with respect to an Acquisition Transaction. You agree that neither you nor any of your affiliates or other Representatives will, without the prior written consent of the Company, directly or indirectly, contact any person, other than the Company and its senior officers, counsel and financial advisors, with respect to an Acquisition Transaction, including the provision of financing with respect thereto, or enter into any agreement, arrangement or understanding, or any discussions that might lead to an agreement, arrangement or understanding, with any other person regarding an Acquisition Transaction, including the provision of financing with respect thereto; provided that the foregoing shall not limit you from discussing or entering into agreements with respect to obtaining debt financing for a Transaction with your Representatives that are permitted pursuant to Section 1(a)(y) of this Agreement.

3.             Standstill. In consideration for being furnished with the Evaluation Material, you agree that during the Standstill Period (as defined below), unless the Company’s Board of Directors (or any independent special committee thereof) otherwise so specifically requests in writing in advance, you shall not, and shall cause your directors, officers, employees and affiliates not to (and you and they will not assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), act in concert or participate with or encourage other persons to), directly or indirectly, (a) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act) or constructive economic ownership, including through any security, contract right or derivative position the value of which to the “owner” increases with an increase in the value of any equity securities (or other securities derived from the value of any equity securities) of the Company, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act, of any securities of the Company or assets of the Company (other than products sold by the Company and purchased by the acquirer in the ordinary course of business), including rights or options to acquire such ownership, (b) seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company or any of its affiliates, including by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding Rule 14a-1(l)(2)(iv) thereunder, and including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), contacting any person relating to any of the matters set forth in this Agreement or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or its affiliates or making a request to amend or waive this provision or any other provision of this Section 3 or of Section 1 or Section 2 or (c) make any public disclosure, or take any action that could be reasonably likely to require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement. You represent to the Company that you and your affiliates (other than individuals in their individual accounts and in de minimis amounts) do not beneficially own (within the meaning of Section 13(d)(1) of the Exchange Act or have constructive beneficial ownership (within the meaning of this Section 3) of any securities of the Company. For purposes of this Agreement, “Standstill Period” means the period commencing on the date hereof and ending on the earlier of (x) 18 months from the date of this Agreement or (y) upon the earliest to occur of: (i) any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) having entered into and announced a definitive agreement with the Company or any of its affiliates to acquire (by merger or otherwise) more than 40% of the outstanding voting securities of the Company or more than 40% of the consolidated total assets of the Company and its subsidiaries; or (ii) any person commencing a tender offer or exchange offer that, if consummated, would make such person (or any of its affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of more than 40% of the outstanding voting securities of the Company.

4.             Non-Solicitation and No-Hire of Employees. For a period of 18 months from the date hereof, you agree that you and your affiliates will not, directly or indirectly, hire or solicit any executive officer of the Company or other executive or managerial employee of the Company with whom you or your Representatives had contact in connection with a Transaction or any other employee of the Company identified to you in writing as being subject to the provisions of this Section 4 (other than through a generalized list of employees or employee census data), other than (i) a person who has not been an employee of the Company for at least 120 days and whom neither you nor any of your affiliates or other Representatives, directly or indirectly, solicited following the date hereof, (ii) an employee of the Company other than an executive or managerial employee who approaches you or your affiliates and whom neither you nor any of your affiliates or other Representatives has previously contacted following the date hereof or (iii) a person who was terminated by the Company prior to any solicitation; provided that nothing in this Section 4 shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Company, which general solicitations are expressly permitted.

5.             No Representations or Warranties. You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you, your affiliates or your other Representatives may rely, as to the accuracy or completeness of the Evaluation Material for your, your affiliates’ or your other Representatives’ purposes and that only those representations and warranties made by us in writing in a subsequent definitive agreement with you with respect to a Transaction, if any, shall have any legal effect. You agree that other than as may be set forth in such a definitive agreement neither the Company nor its affiliates or Representatives shall have any liability whatsoever to you or any of your affiliates or other Representatives, including in contract, tort or under federal or state securities laws, arising out of, relating to, or resulting from, the use of the Evaluation Material or any errors therein or omissions therefrom.

6.             No Obligation. It is understood and agreed that unless and until the Company has entered into a definitive agreement with you with respect to a Transaction, if any, neither the Company nor you intends to be, or shall be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise, except for the matters specifically agreed to in this Agreement.

7.             Equitable Relief. The Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law and that, if the injunctive relief is obtained, you will pay any fees that the Company may incur in enforcing this Agreement. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. You acknowledge that the Evaluation Material and Transaction Information is valuable and unique and that any disclosure thereof in breach of this Agreement will result in irreparable injury to the Company.

8.             Compliance with Law. You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

9.            Miscellaneous.

(a)           Except as set forth in Section 3 and Section 4 with respect to the obligations set forth therein, each party’s obligations under this Agreement expire upon the earlier of (i) two years after the date of this Agreement and (ii) the completion of a Transaction with you. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, company, group, partnership, joint venture, limited liability company, trust, governmental entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that, with respect to you, the term “affiliate” when used in Section 1 shall be deemed to include only (A) your controlled affiliates, (B) Japan Tobacco Inc. and (C) any controlled affiliate of Japan Tobacco Inc. that is, directly or indirectly, in control of you. The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b)           It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(c)           It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any Applicable Law and Legal Process as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby nor shall such determination impair in any way the validity, legality, enforceability or application of such provision in any other jurisdiction. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid or unenforceable provision and this Agreement.

(d)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

(e)           (i) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(f).

(ii)           EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(iii)          Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(f)           Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (if telephonically confirmed), in each case to:

If to the Company:

Vector Group Ltd.
4400 Biscayne Boulevard; 10th Floor
Miami, FL 33137-3212
Attention: Marc Bell, Senior Vice President
& General Counsel
Telephone: +1 (305) 579-8018
Email: mbell@vectorgroupltd.com

If to you:

JT International Holding B.V.
Bella Donna 4
1181 RM Amstelveen
The Netherlands
Attention: Corporate Secretary
Telephone: +31 20 721 36 86
Email: andrew.binghamjti.com

(g)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

(h)           To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any of the Evaluation Material (including any such Evaluation Material related to pending or threatened litigation) to you or your Representatives.

(i)            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void.

(j)            This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(k)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[The next page is the signature page]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

VECTOR GROUP LTD.

By:	/s/ Marc Bell
	Name:	Marc N. Bell
	Title:	Senior Vice President and General Counsel

CONFIRMED AND AGREED TO;

JT INTERNATIONAL HOLDING B.V.

By:	/s/ John Colton		By:	/s/ Biljana Ivosevic
	Name:	John Colton		Name:	Biljana Ivosevic
	Title:	Internal Audit Vice President		Title:	Finance Director

[Signature page to Confidentiality Agreement]

Schedule I

List of Debt Financing Sources Approved as Representatives

As and when needed, JTI shall propose such List by email to the Company (per section 9(f) above), and where applicable, the Company shall confirm its approval of such List by return email.